EXHIBIT 99.1





Contact:   Suzanne H. Wood
           (336) 664-2400


                       OAKWOOD HOMES CORPORATION ANNOUNCES
                   CHARGE RELATED TO OPERATIONAL RESTRUCTURING
                  AND ANTICIPATED FOURTH QUARTER OPERATING LOSS


GREENSBORO, N.C., September 28, 1999 -- Oakwood Homes Corporation (NYSE - OH) today announced that its financial results for the fourth quarter ending September 30, 1999 will include a charge related to the restructuring of its operations. As a result of the restructuring charge, along with other matters affecting operations described below, the Company currently estimates that it will report a net loss for its fourth quarter of approximately $60 million to $65 million on an after-tax basis.

During the quarter, the Company closed four manufacturing plants, three of which had been previously announced, and temporarily idled five others. It also closed 40 sales centers that were not meeting profitability targets. Certain assets utilized in the affected operations were written down to their net realizable value. The Company also incurred severance and other benefit-related costs for approximately 1,900 employees impacted by these and other actions during the quarter. As a result, the Company estimates that it will report a restructuring charge of approximately $30 million before tax.

William G. Edwards, President and Chief Operating Officer, stated: "We did not exit any markets as a result of these actions. Rather, we maintained our core presence and should be well-positioned to take advantage of improved industry conditions when they present themselves.

"The restructuring activities undertaken are part of a broader plan to fundamentally change our business. The actions taken will reposition our Company to allow it to be more flexible in its response to the market and less sensitive to periodic declines in sales. Our plan focuses on improving sales productivity, reducing costs and retail break-even points, lowering inventory levels and improving cash flows. In addition, our plan reflects our commitment to improving our financial services operations. To that end, we have reorganized the finance company during the quarter. Under new leadership, we decentralized our credit and collections functions on a regional basis. We also instituted a series of key measurements to track progress and drive improvements in efficiency and effectiveness. We believe strongly that we have taken the appropriate steps to improve our business and its financial results over the long term."

Nicholas J. St. George, Chairman and Chief Executive Officer, and Mr. Edwards jointly said: "The difficult industry environment in which we are operating has been well-publicized. The industry is characterized by an excessive number of retail outlets and high inventory levels. As a result, our fourth quarter will be adversely affected by continued softness in sales, competitive pricing pressures at retail and unfavorable manufacturing variances resulting from reduced operating schedules. While we do not expect our housing operations to be profitable for the quarter, we do expect them to be profitable for the year.
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"In addition, conditions in the asset-backed securities market continue to be unfavorable. We will report a pre-tax loss approximating $7.5 million on our most recent loan securitization due in large part to historically wide spreads in the asset-backed markets and the upward movement in treasury rates from the time the loans were originated to the time they were securitized.

"Operating results for the quarter will also include pre-tax charges of approximately $25 million relating to the impairment of the value of certain retained interests in loan securitizations and other financial service-related charges. The writedowns relate primarily to loans originated during 1998 that have experienced higher-than-expected default rates.

"Not surprisingly, flooding and other storm damage claims from Hurricane Floyd will negatively impact our insurance operations. Although we will not know the total amount of losses from this storm for a few weeks, we currently expect that the storm will negatively affect our insurance operations by approximately $8 million on a pre-tax basis, net of recovery from our reinsurers."

Mr. Edwards concluded by saying: "We are certainly disappointed by our operating results. We believe that we are taking the necessary actions to both respond to the current environment and position ourselves for the future. We have already taken actions that will significantly lower our cost structure and change the way in which we deliver our products to the market. The steps we have taken to date along with the continued implementation of our plan will allow us to be an even higher value provider of affordable housing."

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Words like "believe," "expect," "should," and similar expressions used in this press release are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors in the Company's Registration Statement on Form S-3 filed February 22, 1999. Should underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary from those described herein as anticipated, expected, believed or estimated.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States.